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                                                                    Exhibit 10.7

                          MORRISON KNUDSEN CORPORATION

                            EXECUTIVE INCENTIVE PLAN


1.   PURPOSE

The purpose of the Executive Incentive Plan (the "Plan") of Morrison Knudsen Corporation, a Delaware corporation (the "Company") is to enhance the ability of the Company to attract and retain competent executive personnel by rewarding superior performance and increasing proprietary and personal interests of successful employees in the Company.

2.   EFFECTIVE DATE

This Plan shall become effective upon its approval by the shareholders and shall continue from year to year until terminated by the Board of Directors of the Company.

3.   ELIGIBILITY

Participation in the Plan is limited to key employees of the Company and its subsidiaries, including officers and members of the Board of Directors of the Company, who in the judgment of the Executive Compensation and Stock Option Committee (the "Committee") materially contribute to the profitability of the Company. Eligibility of members of the Committee shall be restricted in accordance with Section 6 of the Plan.

4.   AWARD

     (a) Establishment of Award Fund

     For each fiscal year (an "Award Year"), the Company shall establish an "Award Fund" which shall be computed in accordance with Subsection (b) of this section.

     (b) Performance Evaluation

     For the purpose of determining the amount of the Award Fund for each Award Year, the performance of the Company shall be evaluated according to criteria established for the Award Year as the Committee shall deem appropriate for the purpose of the Plan. The criteria may be described in terms of Company-wide objectives or of objectives which are related to performance of the division, subsidiary, department or function within the Company in which the participant is employed. If during the Award Year relating to any Award Fund events or transactions should occur which, in the sole judgment of the Committee, are unrelated to the performance of the participant and result in distortion of the criteria

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     relating to such Award Fund, the Committee may adjust such criteria to eliminate such distortion. The Award Fund shall not in any event, however, exceed 9.55% of the Award Year's net profit after taxes ("NPAT") determined in accordance with generally accepted accounting principles and certified by the Company's independent accountants.

     (c) Computation of Award Fund

     The Committee shall, promptly after the date on which the necessary financial or other information for a particular Award Year becomes available, compute the Award Fund.

     (d) Allocation of Award Fund

     The Award Fund shall be allocated among participants in accordance with each participant's Award Fund percentage. A participant's Award Fund percentage will be computed using the base award allocation schedule. The base award allocation varies between fifty percent (50%) and twenty percent (20%) of a participant's salary based upon salary grade and/or organizational level of participant.

          President & CEO                                                50%
          Corporate Executive & Sr. Vice Presidents                      42.5%
          Subsidiary Presidents & Sr. Vice Presidents                    25/35%
          Corp. Vice Presidents & Subsidiary Executive Vice Presidents   20/30%
          Subsidiary Vice Presidents                                     20/25%
          Other Key Employees                                            20%

     Individual variations among members of the above groups shall be as determined by the Committee. The Committee may, in its discretion, modify individual awards where deemed appropriate by such Committee, but in no event may the Committee increase by more than 50% the award that otherwise would be payable to a participant. Unallocated portions of the Award Fund may be distributed in the discretion of the Committee.

5.   PAYMENT OF AWARDS

     (a) Award

     Effective January 1, 1986, a participant's award shall be paid in cash to such participant as soon as practicable after the independent auditors have certified net income for the Award Year. The foregoing to the contrary notwithstanding, the Committee may, in its sole and absolute discretion, agree to accelerate the payment of awards to participants for an Award Year prior to the certification of net income for such year, based upon an estimate of the net income for such Award Year.


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     Awards may be paid pursuant to the preceding sentence, in the sole and absolute discretion of the Committee, prior to the end of an Award Year.

     (b) Forfeiture

     Except as provided in Section 5(d) hereof, in the event a participant's employment is terminated without the consent of the Company during the term of an Award Year, said participant's right to participate in any award under the Plan shall be forfeited.


     (c) Beneficiaries and Transferability

     A participant shall have the right to designate in writing a beneficiary or beneficiaries to receive such participant's rights under the Plan or to change a prior beneficiary designation without the consent of the beneficiary. The rights of a participant under this Plan shall be non-transferable and non-assessable.

     (d) Pro Rata Apportionment

     In the event a participant retires, dies or is permanently disabled during an Award Year, or in the event there is any termination of the participant's employment during an Award Year which is a "qualifying termination" pursuant to Section 11 hereof, such participant's award shall be paid in proportion to that part of the year such participant was employed by the Company.

     (e) Vesting Event

     Phantom Stock units shall be converted to cash and/or Company Common Stock as determined by the Committee, in its discretion, and distributed to the participant, the participant's estate or the participant's beneficiary, designated in writing, only upon the earliest of the following events (the "Vesting Event"): (i) completion of ten (10) subsequent years of service with the Company (including subsidiaries); (ii) death; (iii) normal or early retirement under a Company retirement plan; (iv) total and permanent disability as determined by the Committee; (v) Change in Control of the Company (as defined in Section 10 hereof); or (vi) termination of employment by the Company.

     (f) Withholding for Taxes

     Provision for payment by a participant of any federal, state or local withholding taxes attributable to an award shall be made in a manner satisfactory to the Company as determined by the Committee. The Committee in its sole discretion may permit a participant, upon delivery of a written election to the Secretary of the Company (or


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     to such other person who may be designated by the Committee) to elect to have the Company withhold shares otherwise issuable upon a vesting event in the event that the Committee determines to distribute shares. Shares so withheld will be credited against this tax obligation at their fair market value determined as provided below. Elections by a participant to have shares of Common Stock withheld to satisfy tax obligations shall be subject to the following provisions:

        (1) The maximum number of shares to be withheld with respect to an award shall be the number of whole shares calculated by dividing (A) the maximum federal, state and local tax payable by the participant with respect to a deferred award by (B) the fair market value of each share to be withheld. The fair market value of each share to be withheld shall be equal to the mean between the highest and lowest quoted price of the Company's Common Stock on the New York Stock Exchange on the date (the "Tax Date") that the amount of tax to be withheld with respect to the deferred award is to be determined.

          (2) A participant may elect (i) to have shares withheld with respect to all awards granted pursuant to the Plan ("standing election"), or
          (ii) to have shares withheld with respect to a specific award ("specific election"). Elections shall be subject to the following restrictions: (A) all elections must be made in writing and delivered to the Secretary of the Company (or such other period who may be designated by the Committee) at its principal office on or prior to the applicable Tax Date; (B) specific elections are irrevocable; (C) standing elections are revocable; provided, however, that, in the case of Insiders (as hereinafter defined), revocations must be made in one of the time periods in which an election must be made as provided in subsection (3) below; and (D) all elections will be subject to the disapproval of the Committee in its sole discretion.

          (3) Elections by participants whose transactions in the Company's Common Stock are subject to Section 16(b) of the Securities Exchange Act of 1934 ("Insiders") will be subject to the following additional restrictions: (i) elections will not be effective with respect to an award until six months after such award is granted (except that this limitation will not apply in the event death or disability of the participant occurs prior to the expiration of the six-month period); and (ii) elections must be made either six months or more prior to the applicable Tax Date or in the ten-business-day period beginning on the third business day following the release of the Company's quarterly or annual summary statement of sales and earnings as set forth in Rule 16(b)3(e)(3)(iii) under the Securities Exchange Act of 1934 or any similar period specified in any successor rule to the same effect.


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6.   EXECUTIVE COMPENSATION COMMITTEE

The Committee shall have full authority to administer this Plan. Such Committee shall consist of three or more members who shall be appointed by the Board of Directors of the Company. The Committee shall: (a) designate Plan participants, making appropriate changes in respect of an Award Year at any time or times prior to the granting of awards for such year; (b) review Plan goals from time to time, and modify such goals and the formula for calculation of the Award Fund whenever it appears appropriate, provided that the Award Fund shall not exceed 9.55% of the Award Year's NPAT; (c) specify awards as soon as practicable after the close of an Award Year, modifying individual awards where deemed appropriate by such Committee, but in no event may the Committee increase by more than 50% the award that would otherwise be payable to a participant; (d) distribute Deferred Awards to participants in stock, cash or a combination upon the occurrence of the Vesting Event; and (e) generally administer and interpret the Plan provisions in compliance with the intent of the Plan and any applicable laws, regulations, and other governmental authority.

7.   RELATIONSHIP OF EXECUTIVE INCENTIVE PLAN TO BENEFIT PLANS

The amount charged against the Award Fund with respect to an award to a participant under the Plan shall be eligible for inclusion in the participant's earnings base for the purpose of determining the benefits to which the participant is entitled under retirement, savings, group life insurance and long-term disability plans of the Company.

8. EFFECT OF PLAN ON RIGHT TO CONTINUED EMPLOYMENT AND INTEREST IN PARTICULAR PROPERTY

Neither the existence of this Plan nor any award granted pursuant to it shall create any right to continued employment of any participant by the Company or any of its subsidiaries or affiliates. No person shall have, under any circumstances, any interest whatsoever, vested or contingent, in any particular share or shares of the Company that may be held either by the Company or by any participating subsidiary by virtue of any award. This Plan shall not be deemed a substitute for, and shall not preclude the establishment or continuation of any other plan, practice or arrangement that may now or hereafter be provided for the payment of compensation, special awards or employee benefits to employees generally, or to any class or group of employees, such as and without limitation, any savings, thrift, profit-sharing, pension, retirement, excess benefit, group insurance or health care plans. Any such arrangements may be authorized by the Board and payment thereunder may be made independently of this Plan.

9.   COMPLIANCE WITH APPLICABLE LEGAL REQUIREMENTS

No certificate for shares of stock distributable pursuant to this Plan shall be issued and delivered unless the issuance of such certificates complies with all applicable legal requirements including, without limitation, compliance with the provisions of the Securities


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Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of the exchanges on which the stock may, at the time, be listed.

10.  CERTAIN DEFINITIONS

The following definitions of certain capitalized terms shall apply for purposes of this Plan:

     (a) "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act.

     (b)  "Board" shall mean the Board of Directors of the Company.

     (c) "Cause" for termination by the Company of the participant's employment, after any Change in Control (as defined in this Section 10), shall mean (i) the willful and continued failure by the participant to substantially perform the participant's duties with the Company (other than any such failure resulting from the participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the participant by the Board, which demand specifically identifies the manner in which the Board believes that the participant has not substantially performed the participant's duties, or
     (ii) the willful engaging by the participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the participant's part shall be deemed "willful" unless done, or omitted to be done, by the participant not in good faith and without reasonable belief that the participant's act, or failure to act, was in the best interest of the Company.

     (d) "Change in Control" shall mean a change in control of the Company, which shall be deemed to have occurred if the conditions set forth in any one of the following three paragraphs shall have been satisfied:

          (i) any Person, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

          (ii) during any period of two consecutive years (not including any period prior to the adoption of Amendment No. 5 to this Plan), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Section 10(d)(i) or


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          Section 10(d)(iii) hereof) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

          (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

(e)   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(f) "Good Reason" for termination by the participant of the participant's employment shall mean the occurrence after a Change in Control, without the participant's express written consent executed after such Change in Control, of any one of the following acts by the Company, or failures by the Company to act:

          (i) the assignment to the participant of any duties inconsistent with the participant's status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the participant's responsibilities from those in effect immediately prior to the Change in Control;

          (ii) a reduction by the Company in the participant's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

          (iii) the relocation of the Company's principal executive offices to a location more than twenty-five miles from the location of such offices immediately prior to the Change in Control or the Company's requiring the participant to be based anywhere other than the Company's principal executive offices except for required travel on the Company business to an extent substantially consistent with the participant's present business travel obligations;


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          (iv)      the failure by the Company, without the participant's
          consent, to pay to the participant any portion of the participant's current compensation or to pay to the participant any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

          (v) the failure by the Company to continue in effect any compensation plan or arrangement in which the participant participates immediately prior to the Change in Control which is material to the participant's total compensation, including but not limited to the Company's Executive Incentive Plan, Supplemental Executive Incentive Plan, Restricted Stock Award Plan, Stock Option Plan, Retirement Plan, Savings Plan and Deferred Compensation Agreement, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the participant's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the participant's participation relative to other participants, as such relative level existed at the time of the Change in Control; or

          (vi) the failure by the Company to continue to provide the participant with benefits substantially similar to those enjoyed by the participant under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the participant was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the participant of any material fringe benefit enjoyed by the participant at the time of the Change in Control, or the failure by the Company to provide the participant with the number of paid vacation days to which the participant is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control.

          The participant's right to terminate the participant's employment for Good Reason shall not be affected by the participant's incapacity due to physical or mental illness. The participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

     (g) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.


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11.  QUALIFYING TERMINATION

Any termination of the participant's employment within the two (2) years immediately following a Change in Control shall be a "qualifying termination" of employment pursuant to this Section 11, unless such termination is (i) by the Company for Cause or (ii) by the participant without Good Reason.

12.  POST-CHANGE-IN-CONTROL DISCRETION

Notwithstanding any other provision of this Plan, neither any discretion given the Committee with respect to participants, awards or an Award Fund, nor any right given the Committee to adjust criteria or goals relating to an Award Fund, may be exercised after a Change in Control in any way which adversely affects the Award Fund for the Award Year in which the Change in Control occurs (or the immediately preceding Award Year, if payment with respect thereto has not been made before the Change in Control occurs), or any participant's rights with respect to either such Award Year.


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